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                                                                    EXHIBIT 10.9



                          HUSSMANN INTERNATIONAL, INC.




April 9, 1998



Mr. J. Larry Vowell
Hussmann International, Inc.
12999 St. Charles Rock Road
Bridgeton, MO 63044

Dear Mr. Vowell:

This is to confirm the understanding arrived at between us with regard to your continued employment with the Company. This agreement is made because we believe it is in the best interests of the Company and its shareholders to reinforce and encourage your continued undistracted attention and dedication to your duties by providing some degree of personal financial security in view of the Distribution described in the following paragraph.

On January 30, 1998, Whitman Corporation, the parent company of Hussmann Corporation ("Hussmann"), distributed to its shareholders all of the issued and outstanding common stock of Hussmann International, Inc. (the "Distribution"). Hussmann International, Inc. ("International") was created to act as the holding company for Hussmann in connection with the Distribution. Prior to the Distribution, Whitman contributed to International all of the shares of Hussmann as well as the shares of Hussmann's foreign affiliates. For the purposes of this agreement, the term "Company" shall mean Hussmann, International or both Hussmann and International, as required by the context. For example, after the Distribution, your salary will continue to be paid by Hussmann. However, stock options or restricted stock you receive will be granted by International under International's Stock Incentive Plan.

     Employment. The Company hereby agrees to continue to employ you as President and Chief Executive Officer during the term of this agreement and upon the terms and conditions herein set forth, and you agree to continue such employment and to serve in such capacity.

     Term of Agreement. The term of your employment under this agreement shall be for a period of three years, commencing on the date of April 9, 1998, and terminating on the third anniversary thereof.

     Salary. The Company will pay to you during the term of this agreement a base salary at the annual rate of $425,000, payable in accordance with the Company's usual payroll practices. Your base salary will be reviewed by the Management Resources and Compensation Committee of the Board of Directors of the Company at least once in each calendar year and may be increased above, but not reduced below, your then current base salary.

     Other Compensation. You shall be entitled during the term of this agreement to participate in all executive compensation plans, practices, policies and programs intended for participation by senior executives of the Company, as presently in effect or as they may be modified by the Company from time to time, and you shall be entitled to continue to receive a package of executive perquisites comparable to what you have received in the past.


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     Employee Benefit Plans.  You shall be entitled to continue to participate in all employee benefit plans and programs of the Company (including, without limitation, any pension or retirement plan, group life insurance plan, or medical, dental, accident or disability plans), as presently in effect or as they may be modified by the Company from time to time, to the extent such plans are available to senior executives of the Company, subject to the eligibility and other requirements of such plans and programs.

     Termination of Employment. This agreement shall terminate and be of no further force and effect in any of the following events:

     1. Your termination of employment for "Good Reason" as that term is defined in Section 2(c) of the Change in Control Agreement between the Company and you effective January 30, 1998 (the "Change in Control Agreement").

     2. Your voluntary termination of employment for other than Good Reason, including retirement.

     3.   Termination of your employment by the Company for "Cause."

     4.   Your permanent disability.

     5.   Your death.

     6. The occurrence of a Change in Control of the Company, within the meaning set forth in the Change in Control Agreement.

          For the foregoing purposes, a termination for Cause shall be limited to fraud, embezzlement or other criminal act against the Company. Additionally, the termination of this agreement by reason of your retirement, death or permanent disability shall not in any way impair your rights or those of your estate, heirs or designated beneficiaries under any plan, program or policy in respect thereof.

     Severance Compensation. In the event you terminate your employment for Good Reason or your employment is terminated involuntarily, without Cause, during the term of this agreement, then you shall be paid severance compensation in one lump sum equal to the greater of (1) one month of your then current base salary plus 1/12th of the annual average of your last two Management Incentive Compensation Plan awards multiplied by the number of full months remaining on the term of this agreement, or (2) an amount equal to 24 times the sum of your then current base monthly salary plus 1/12th of the annual average of your last two Management Incentive Compensation Plan awards.

     In addition, the Company will continue all executive perquisites and benefits applicable to you at the time of your termination of employment for the number of months used to calculate your severance compensation. Such benefits shall include all benefits under any pension or retirement plans, employee stock ownership plan or any other plan or agreement relating to retirement benefits (collectively, "Retirement Benefits") in which you participate, and you shall be credited with service for purposes of such Retirement Benefits for the number of months used to calculate your severance compensation. No contributions shall be required to be made by you to any plan providing employment. To the extent that the amount of any Retirement Benefits are or would be payable from a nonqualified plan, the Company shall, as soon as practicable following your date of employment termination (but in no event later than the thirtieth day after the date of



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your employment termination), pay directly to you in one lump sum an amount equal to the additional benefits that would have been provided had such accrual or crediting been taken into account in calculating your Retirement Benefits. Such lump sum payment shall be calculated as provided in the relevant plan and, in the case of a defined contribution plan, shall include an amount equal to the gross amount of the maximum employer contributions under such plan. Such severance compensation shall be in lieu of any other compensation hereunder, but shall not impair your rights under any other plan, program or contract of or with the Company. In addition, the Company shall at its expense provide you with out-placement services for a period of up to six months following your termination of employment. Such outplacement services shall be comparable to those provided in the past to certain former executives of the Company.

     Change in Control. International and you have entered into the Change in Control Agreement. In the event of a "Change in Control," as that term is defined in the Change in Control Agreement, then the preceding section of this agreement relating to Severance Compensation shall be of no further force and effect and your rights to severance benefits shall thereafter be governed exclusively by the terms and provisions of the Change in Control Agreement.

     Legal Fees and Expenses.

     (a) The Company shall pay all legal fees and expenses which you may incur as a result of the Company contesting the validity, enforceability or your interpretation of, or determinations under, this agreement.

     (b) The Company shall pay all legal fees and expenses you may incur by reason of your termination of employment for Good Reason or your involuntary termination of employment other than for Cause; such fees and expenses shall include, without limitation, those incurred in contesting or disputing any involuntary termination other than for Cause or in seeking to obtain or enforce any right or benefit provided by this agreement.

     (c) The Company shall pay all legal fees and expenses which you may incur as a result of any tax assessments or proceedings arising from payments made by the Company pursuant to this agreement.

     (d) If the payment by the Company of any legal fees and expenses pursuant to this agreement shall constitute compensation to you, the Company agrees, as a separate and independent undertaking, to pay to you upon demand any and all taxes, of whatever nature or description, applicable to such payment, together with any taxes thereon, on the basis of a customary "gross-up" formula.

     Miscellaneous. No provision of this agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by both you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This agreement shall be governed by and construed in accordance with the laws of the State of Missouri.


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                                       Very truly yours,

                                       HUSSMANN INTERNATIONAL, INC.


                                       By:_______________________________


                                       HUSSMANN CORPORATION


                                       By:_______________________________

ACCEPTED AND AGREED

___________________________
J. Larry Vowell